Exhibit 10.24

Summary of Compensation Payable to Named Executive Officers

Base Salary.  The Compensation Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo!”) has previously approved the annual base salaries of Yahoo!’s executive officers.  The following table shows the annual base salary for 2006 of our Chief Executive Officer and four most highly compensated other executive officers (based on their total annual salary and bonus compensation during 2005), also referred to as the Named Executive Officers.

Name and Principal Position	Salary
Terry S. Semel
Chairman and Chief Executive Officer	$1	(1)

Susan Decker
Executive Vice President, Finance and Administration, and Chief Financial Officer	$500,000

Daniel L. Rosensweig
Chief Operating Officer	$500,000

Farzad Nazem
Chief Technical Officer and Executive Vice President, Engineering and Site Operations	$500,000	(2)

Michael J. Callahan
Senior Vice President, General Counsel and Secretary	$325,000

(1)             In May 2006 the Committee approved a $1 base salary rate for Mr. Semel for the period from June 1, 2006 through December 31, 2006, as well as for each of calendar 2007 and calendar 2008.  For the period from January 1, 2006 through May 31, 2006, Mr. Semel was paid at his 2005 rate of base salary, $600,000 annually.

(2)             Mr. Nazem’s 2006 annual salary of $500,000 was reported in our Form 8-K filed on June 2, 2006.  Exhibit 10.24 filed with our Form 10-Q on August 4, 2006 inadvertently stated Mr. Nazem’s 2006 annual salary to be $450,000.

Bonus.  In addition to receiving base salary, Yahoo!’s Named Executive Officers are also generally eligible to receive an annual bonus as described below.

For each of 2006 through 2008, Mr. Semel will be eligible to receive a discretionary annual bonus payable in the form of a fully vested nonqualified stock option for up to 1 million shares of Yahoo! common stock with an exercise price equal to the closing trading price of Yahoo!’s common stock on the date of the grant of the award.  The amount of each such annual bonus, if any, will be determined by the Committee based on the achievement of Yahoo!’s strategic and operating priorities each year and other objective and subjective performance criteria to be established by the Committee.

For each of 2006 through 2009, Mr. Rosensweig and Ms. Decker will each be eligible to receive an annual target cash bonus of $1 million.  For each of 2006 and 2007, Mr. Nazem will be eligible to receive an annual target cash bonus of $1 million.  Mr. Callahan is also generally eligible to receive an annual bonus.  In each case, the amount of an executive’s annual bonus, if any, will be determined by the Committee based on the executive’s and Yahoo!’s performance for the relevant year.

Long-Term Incentives.  The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time in the discretion of the Committee.  Equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.